Exhibit (a)(7)
INBOUND SCRIPT
Introduction
Hello. Welcome to the Cadbury Shareholder Helpline. My name is [xxxx].
How may I help you?
Anticipated Questions/Issues:
A: General “What is happening” Questions
1.	I have received the formal response document from Cadbury. Can you give me a brief summary of what is going on?
Kraft has made an unsolicited offer to buy your Cadbury shares. Kraft posted its offer document on December 4th.
A formal response document was published by Cadbury on December 14th. As stated in Cadbury’s formal response document: “Your Board, which has been so advised by Goldman Sachs International, Morgan Stanley & Co. Limited and UBS Investment Bank (“the Advisers”), believes that Kraft’s offer substantially undervalues Cadbury.  In providing their financial advice to the Board, the Advisers have taken into account the Board’s commercial assessment. Accordingly, the Board unanimously recommends that you should take no action in relation to the offer and do not sign any document which Kraft or its advisers send to you.  Your Directors will not be accepting Kraft’s offer in respect of their own beneficial shareholdings.”
2.	I have heard that Cadbury has published its formal response. How can I get a copy of this?
A response document from Cadbury has been sent to you by post on Monday 14 December. You, or your broker if you have a nominee account, should receive it shortly. It is also available on the Cadbury website www.cadbury.com.
3.	I have received the offer document from Kraft. Can you give me a brief summary of what is going on?
Kraft has made an unsolicited offer to buy your Cadbury shares. Kraft posted its offer document on December 4th.

A formal response document was published by Cadbury on December 14th. As stated in Cadbury’s formal response document: “Your Board, which has been so advised by Goldman Sachs International, Morgan Stanley & Co. Limited and UBS Investment Bank (“the Advisers”), believes that Kraft’s offer substantially undervalues Cadbury.  In providing their financial advice to the Board, the Advisers have taken into account the Board’s commercial assessment. Accordingly, the Board unanimously recommends that you should take no action in relation to the offer and do not sign any document which Kraft or its advisers send to you.  Your Directors will not be accepting Kraft’s offer in respect of their own beneficial shareholdings.”
4.	In the package that I received from Kraft there is an acceptance form. What do I do with this?
This is a form to accept the Kraft offer and should be filled in only if you wish to accept the Kraft offer. If you do not want to accept the Kraft offer then do not fill in the form.
As this is a financial decision we recommend that if you are in any doubt about what action to take, please contact your financial advisor.
A formal response document was published by Cadbury on December 14th. As stated in Cadbury’s formal response document: “Your Board, which has been so advised by Goldman Sachs International, Morgan Stanley & Co. Limited and UBS Investment Bank (“the Advisers”), believes that Kraft’s offer substantially undervalues Cadbury.  In providing their financial advice to the Board, the Advisers have taken into account the Board’s commercial assessment. Accordingly, the Board unanimously recommends that you should take no action in relation to the offer and do not sign any document which Kraft or its advisers send to you.  Your Directors will not be accepting Kraft’s offer in respect of their own beneficial shareholdings.”
5.	How can I get a copy of the Kraft offer?
The official offer made by Kraft on December 4, along with other documents published by Cadbury and Kraft to date in relation to the offer, can be seen at: www.cadburyinvestors.com.
6.	What is Kraft offering for my Cadbury Shares?
The offer is for 300p (£3) cash and 0.2589 Kraft shares per Cadbury share.
     Or
The offer is for 1,200p (£12.00) cash and 1.0356 Kraft shares per Cadbury ADS.
7.	What is the value of the Kraft offer?

The implied value (based on the closing price of USD 26.71 for a Kraft share on 9 December 2009 and an exchange rate of US$1.62185 to £1.00) was 726 pence (£7.26) for each Cadbury share.
8.	If I want to reject the offer, what should I do?
If you want to reject the offer you should take no action and you should not authorize anyone to take any action in relation to the offer on your behalf.
9.	I have already accepted the Kraft offer but I have changed my mind and would like to withdraw my acceptance. How do I do this?
If your shares are held in certificated form and you have completed an acceptance form you have received from Kraft, you can withdraw your acceptance at any time up until 5th January by writing to the following address: Computershare Investor Services PLC, 2nd Floor, Vintners Place, 68 Upper Thames Street, London EC4V 3BJ.
If your shares are held through a bank/broker then please contact your account representative to get instructions as to how to withdraw your acceptance.
10.	Do I have to tender/accept the offer in relation to my shares?
No. Each shareholder is entitled to make their own decision.
11.	Do I have to follow the Board’s recommendation to reject the offer?
No. Each shareholder is entitled to make their own decision.
12.	Can I be forced to sell my shares to Kraft/accept the offer?
You can only be forced to sell your shares if an offeror acquires 90% or more of the shares in Cadbury and chooses to exercise its right under UK law to purchase the remainder.
13.	Do shareholders need to accept the offer by 5 January 2010? What happens then?
Kraft has announced that the first closing date for its offer will be at 1pm (London time) on 5 January 2010. Kraft has no obligation to extend the offer beyond this date.
If Kraft does not declare its offer wholly unconditional or extend its offer beyond the first closing date, the offer will lapse and Kraft will be unable to make a new offer for Cadbury for a period of twelve months, except with the consent of the UK Takeover Panel.

14.	Can Kraft increase its offer price?
Under UK Takeover Code rules, Kraft is able to revise its offer until 19 January 2010, day 46 of the offer timetable.
After this date, Kraft will not be able to revise its offer terms unless a new offer is tabled for Cadbury by another offeror. Under these circumstances the offer timetable will be “restarted” and Kraft will have a period from this date to revise its offer depending on the timetable of another offer.
15.	What will happen if I do nothing?
You will continue to own your Cadbury shares, however, this is a financial decision and therefore you are encouraged to seek advice from your financial advisor.
16.	What would happen if another company put an offer in?
Cadbury’s Board is legally obliged to review all offers, after which they will communicate their recommendations to all shareholders.
17.	Do you think another company will enter the bidding?
We cannot comment on what other companies may or may not decide to do.
18.	If Kraft’s bid is unsuccessful and no other bidder appears, how much is the Cadbury share price likely to decline?
We cannot comment on what may or may not happen regarding Cadbury’s share price.
19.	Wouldn’t I be better off selling in the market now rather than waiting to see if Kraft will raise the bid or if some other bidder appears?
We are not permitted to give any advice or make any recommendation regarding the disposition of your Cadbury shares. If you are in any doubt about what action to take, please contact your financial advisor.
20.	What will happen to Cadbury’s pensioners if Kraft is successful?
Kraft have stated they will respect existing benefits, then it is up to the pension trustees to form their own opinion on strength of covenant and to discuss this with Kraft.
21.	Is this Cadbury’s Head Office?

No. You have reached the dedicated Cadbury shareholder helpline located in London/New York.
22.	Are you a Cadbury employee?
No. I am with D F King, an investor communications company which Cadbury has asked to assist with its dedicated shareholder helpline.
23.	Where are Kraft shares listed and traded?
They are listed and traded on the New York Stock Exchange.
24.	The press has referred to this as a hostile take-over bid. What does that mean?
A hostile takeover bid is when an approaching company seeks to buy a target company without the support of the target company’s Board.
25.	What is the current Cadbury Share price?
Yesterday’s closing price on the London Stock Exchange for Cadbury shares was
Yesterday’s closing price on the New York Stock Exchange for Cadbury ADSs was
26.	What is the current Kraft Share price?
Yesterday’s closing price on the New York Stock Exchange for Kraft shares was
27.	Who can I call if I have more questions?
Please feel free to call us back at any time with additional questions.

B: CADBURY RESPONSE
1. What is the Board of Cadbury doing in response to the Kraft offer?
The Board of Cadbury has set out its official response to the Kraft offer in a formal response document published by Cadbury on December 14th.
As stated in Cadbury’s formal response document: “Your Board, which has been so advised by Goldman Sachs International, Morgan Stanley & Co. Limited and UBS Investment Bank (“the Advisers”), believes that Kraft’s offer substantially undervalues Cadbury.  In providing their financial advice to the Board, the Advisers have taken into account the Board’s commercial assessment. Accordingly, the Board unanimously recommends that you should take no action in relation to the offer and do not sign any document which Kraft or its advisers send to you.  Your Directors will not be accepting Kraft’s offer in respect of their own beneficial shareholdings.”
2. Why has the Board of Cadbury rejected the offer?
The reasons for the board’s rejection of the offer are set out in Cadbury’s formal response statement of 14 December.
As stated in Cadbury’s formal response document: “Your Board, which has been so advised by Goldman Sachs International, Morgan Stanley & Co. Limited and UBS Investment Bank (“the Advisers”), believes that Kraft’s offer substantially undervalues Cadbury.  In providing their financial advice to the Board, the Advisers have taken into account the Board’s commercial assessment. Accordingly, the Board unanimously recommends that you should take no action in relation to the offer and do not sign any document which Kraft or its advisers send to you.  Your Directors will not be accepting Kraft’s offer in respect of their own beneficial shareholdings.”
3. Why does the Board believe that Kraft undervalues Cadbury?
The reasons for the board’s rejection of the offer are set out in Cadbury’s official response statement of 14 December.
4. If Cadbury remains independent will it continue to pay a dividend?
We cannot comment on this. Please see Cadbury’s official response statement of 14 December for further details.
5. For other questions about Cadbury’s response:

Additional questions relating to Cadbury’s response to the Kraft offer are to be answered by referring callers to Cadbury’s formal response document of 14 December.

C: KRAFT OFFER SPECIFIC QUESTIONS
1. Who is Kraft?
2. What is the offer that Kraft have made for Cadbury?
3. Why is Kraft making an offer for Cadbury?
4. Why is Kraft offering me cash and shares? Can I have all cash? Can I have all shares?
5. How did Kraft come up with the price for Cadbury?
6. What are the terms of the Kraft offer?
7. How do I accept the Kraft offer?
8. If I accept the Kraft offer when will I get my cash/shares?
9. When will I know if Kraft has successfully acquired Cadbury?
10. How long do I have to decide whether or not to accept the Kraft offer?
11. Where does Kraft trade? Will it be listed on the London exchange or just in the US?
12. Does Kraft pay a dividend?
13. I don’t want to hold US shares. What should I do?
14. What are the conditions to the Kraft offer?
15. How can I contact Kraft or its advisors?
16. Where can I find more information on the Kraft offer?

DEFAULT
If, at any time, the question relates to Kraft offer documentation:
Unfortunately, we are not permitted to comment on the offer documentation you have received directly from Kraft. Your Board has reviewed this offer and its response is set out in the formal response document posted to shareholders on 14 December.
As stated in the formal response document: “Your Board, which has been so advised by Goldman Sachs International, Morgan Stanley & Co. Limited and UBS Investment Bank (“the Advisers”), believes that Kraft’s offer substantially undervalues Cadbury.  In providing their financial advice to the Board, the Advisers have taken into account the Board’s commercial assessment. Accordingly, the Board unanimously recommends that you should take no action in relation to the offer and do not sign any document which Kraft or its advisers send to you.  Your Directors will not be accepting Kraft’s offer in respect of their own beneficial shareholdings.”

D: FINANCIAL ADVICE QUESTIONS
General Advice
1. Should I sell or keep hold of my shares?
2. Should I accept or reject the Kraft offer?
3. My financial advisor recommended that I tender my Cadbury shares to the Kraft offer. Should I do this?
4. If you held Cadbury shares what would you do?

DEFAULT
We are not permitted to give any advice or make any recommendation regarding the disposition of your Cadbury shares. If you are in any doubt about the action you should take you should contact your financial adviser.
A formal response document was published by Cadbury on December 14th. As stated in Cadbury’s formal response document: “Your Board, which has been so advised by Goldman Sachs International, Morgan Stanley & Co. Limited and UBS Investment Bank (“the Advisers”), believes that Kraft’s offer substantially undervalues Cadbury.  In providing their financial advice to the Board, the Advisers have taken into account the Board’s commercial assessment. Accordingly, the Board unanimously recommends that you should take no action in relation to the offer and do not sign any document which Kraft or its advisers send to you.  Your Directors will not be accepting Kraft’s offer in respect of their own beneficial shareholdings.”
Tax Advice
5. What are the tax implications if I accept the offer/Sell my shares
We are not permitted to give any advice on tax issues. Please contact your financial advisor/tax accountant or contact your local Inland Revenue office for information.

F: SHARE MAINTENANCE QUESTIONS:
1. How do I notify you of a change of address?
2. I have two accounts. How do I merge them?
3. The shareholder is deceased. What do I do?
4. I inherited shares as part of an estate. How do I transfer these into my name?
5. I have changed my name. How do I change this with you?
6. I have lost my share certificate. How do I obtain a new one?
7. How many shares do I own?
8. I didn’t receive my last dividend cheque? What should I do?

DEFAULT – ORDINARY SHARES
If, at any time, the question relates to a shareholder’s registration with Computershare Investor Services or any other Shareholder Services issue:
Unfortunately, I am unable to answer your question. This helpline has been established in connection with Cadbury’s response to the unsolicited offer from Kraft Foods. However, you may find answers to your questions in the “Investors” section of Cadbury’s corporate website.
Ordinary shareholders:
Alternatively, I can direct you to Cadbury’s registrar, Computershare Investor Services. Their telephone number is 0870 873 5803.
or
ADS Holders:
Alternatively, I can direct you to Cadbury’s ADR Depositary Agent, JPMorgan Chase Bank. Their U.S. telephone number is:
- For callers in the US: 1 800 990 1135
- For callers outside the US: 001 651 453 2128.

DEFAULT – DR PEPPER SNAPPLE HOLDERS
For anyone asking about Dr Pepper Snapple:
Unfortunately, I am unable to answer your question. This helpline has been established in connection with Cadbury’s response to the unsolicited offer from Kraft Foods. I can direct to Dr Pepper Snapples registrar in the USA, Computershare:
- For callers in the US: 1 877 745 9312
- For callers outside the US: 001 781 575 4033
or please email web.queries@computershare.co.uk for assistance.

Closing
Thank you for your call. Please feel free to call us back should you have any additional questions.
Goodbye.